CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report, dated June 27, 2025, for the Pacer Funds Trust, which includes the Pacer Data & Infrastructure Real Estate ETF and Pacer US Export Leaders ETF (collectively the “Funds”), and to all references to our firm included in or made a part of this Post-Effective Amendment No. 137 under the Securities Act of 1933 and Post-Effective Amendment No.139 the Investment Company Act of 1940 to Pacer Funds Trust Registration Statement on Form N-1A (File Nos. 333- 201530 and 811-23024), including the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Funds.

Huntingdon Valley, Pennsylvania September 25, 2025